EXHIBIT 99.1

ParkerVision Reports Third Quarter 2021 Results

Jacksonville, Fla., November 15, 2021 – ParkerVision, Inc. (OTCQB: PRKR) (“ParkerVision”), a developer and marketer of technologies and products for wireless applications, today announced results for the three and nine months ended September 30, 2021.

Third Quarter 2021 Summary and Recent Developments

•	A confidential patent license and settlement agreement was reached with Zyxel Communications Corporation in September 2021.

•	The district court in the Western District of Texas issued a favorable Markman recommendation in ParkerVision’s infringement actions against Hisense and TCL, the Company’s third favorable Markman result from the Western District of Texas this year.

•	ParkerVision continues to await the new trial date in ParkerVision v. Qualcomm in the Middle District of Florida (Orlando division).

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The court delayed the trial, originally scheduled for July 2021, citing a backlog due to the pandemic, among other factors. All motions and pre-trial statements have been filed by the parties. The court is expected to set a pre-trial conference and trial date once it has completed ruling on the outstanding pre-trial motions.

Jeffrey Parker, Chairman and Chief Executive Officer, commented, “We are pleased to be able to resolve our outstanding patent action with Zyxel as a licensee of our technologies. We are hopeful that additional parties will join Zyxel and Buffalo and become licensees of our patented technologies in the near future under comparable royalty rates. The Texas court continues to move efficiently, and we believe the claim construction rulings to date demonstrate the Court’s understanding of the unique technologies at issue and the merits of our claim construction positions.”

Mr. Parker continued, “The district court in Orlando continues to issue rulings on the outstanding motions in the Qualcomm case, and we are hopeful that a trial date will be established in the near term. Currently, we believe we will have an aggregate of five jury trials scheduled in 2022 including TCL, Hisense and two Intel actions in Texas and the Qualcomm action in Orlando, Florida, although we believe one or more of these actions could be resolved prior to trial.”

Financial Results

●	Net loss for the third quarter of 2021 was $2.1 million, or $0.03 per common share, compared to a net loss of $1.7 million, or $0.03 per common share for the third quarter of 2020.

o	The increase in net loss year-over-year is primarily the result of increases in non-cash expenses including share-based compensation.

●	Net loss for the nine months ended September 30, 2021 was $9.0 million, or $0.13 per common share, compared to $13.2 million, or $0.29 per common share for the nine months ended September 30, 2020.

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The 32% decrease in year-to-date net loss is a primarily the result of a $2.3 million decrease in litigation fees and expenses in addition to the recognition in 2020 of approximately $2.2 million in noncash charges related to the modification of equity-related agreements with third parties.

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We used cash for operations of approximately $6.9 million in the nine months ended September 30, 2021 compared to approximately $4.2 million in cash used for operations during the same period in 2020. The increase is the result of a significant decrease in accounts payable and other current liabilities in 2021, which also resulted in a $3.8 million improvement in working capital.

About ParkerVision

ParkerVision, Inc. invents, develops and licenses cutting-edge, proprietary radio-frequency (RF) technologies that enable wireless solution providers to make and sell advanced wireless communication products. ParkerVision is engaged in a number of patent enforcement actions in the U.S. to protect patented rights that it believes are broadly infringed by others. For more information, please visit www.parkervision.com. (PRKR-I)

Safe Harbor Statement

This press release contains forward-looking information. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties that are disclosed in the Company’s SEC reports, including the Form 10-K for the year ended December 31, 2020 and the Forms 10-Q for the quarters ended March 31, June 30, and September 30, 2021. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.

Cindy French
Chief Financial Officer
ParkerVision, Inc
cfrench@parkervision.com

ParkerVision, Inc.

Balance Sheet Highlights

(in thousands)	(unaudited) September 30, 2021	December 31, 2020
Cash and cash equivalents	$760	$1,627
Prepaid expenses and other current assets	725	607
Intangible assets, net	1,887	2,170
Other noncurrent assets, net	29	52
Total assets	3,401	4,456

Current liabilities	1,500	5,989
Contingent payment obligations	41,687	38,279
Convertible notes	3,015	3,018
Other long-term liabilities	668	991
Shareholders’ deficit	(43,469)	(43,821)
Total liabilities and shareholders’ deficit	$3,401	$4,456

ParkerVision, Inc.

Summary Results of Operations (unaudited)

	Three Months Ended		Nine Months Ended
(in thousands, except per share amounts)	September 30,		September 30,
	2021	2020	2021	2020

Licensing revenue	$144	$-	$144	$-
Cost of sales	(1)	-	(1)	-
Gross margin	143	-	143	-

Selling, general and administrative expenses	2,024	1,445	6,152	9,268
Total operating expenses	2,024	1,445	6,152	9,268

Other income	19	1	213	1
Interest expense	(70)	(119)	(185)	(420)
Change in fair value of contingent payment obligations	(172)	(105)	(2,996)	(3,487)
Total interest and other	(223)	(223)	(2,968)	(3,906)

Net loss	$(2,104)	$(1,668)	$(8,977)	$(13,174)

Basic and diluted net loss per common share	$(0.03)	$(0.03)	$(0.13)	$(0.29)

Weighted average shares outstanding	73,868	50,530	69,869	44,772

ParkerVision, Inc.

Summary of Cash Flows

(unaudited)

	Nine Months Ended
(in thousands)	September 30,
	2021	2020
Net cash used in operating activities	$(6,920)	$(4,182)
Net cash used in investing activities	(2)	(3)
Net cash provided by financing activities	6,055	4,275

Net (decrease) increase in cash & cash equivalents	(867)	90

Cash & cash equivalents - beginning of period	1,627	57

Cash & cash equivalents - end of period	$760	$147